Exhibit 10.42

Amended by Corporate Approval
May 13, 2003

KEY EMPLOYEE DEFERRED COMPENSATION PLAN OF

CONOCOPHILLIPS

PURPOSE

The purpose of the Key Employee Deferred Compensation Plan of ConocoPhillips (the “Plan”) is to attract and retain key employees by providing them with an opportunity to defer receipt of cash amounts which otherwise would be paid to them under various compensation programs or plans by the Company. This Plan is the continuation of the Key Employee Deferred Compensation Plan of Phillips Petroleum Company, and all deferrals made thereunder shall continue under their terms and the terms of this Plan.

SECTION 1. Definitions.

(a)	“Affiliated Group” shall mean the Company plus other subsidiaries and affiliates in which it owns, directly or through a subsidiary or affiliate, a 5% or more equity interest.

(b)	“Award” shall mean the United States cash dollar amount (i) allotted to an Employee under the terms of an Incentive Compensation Plan or a Long Term Incentive Plan, or (ii) required to be credited to an Employee’s Deferred Compensation Account pursuant to an Incentive Compensation Plan, the Long Term Incentive Compensation Plan, the Strategic Incentive Plan, a Long Term Incentive Plan, or any similar plans, or any administrative procedure adopted pursuant thereto, or (iii) credited as a result of a Participant’s deferral of the receipt of the value of the Stock which would otherwise be delivered to an Employee in the event restrictions lapse on Restricted Stock or Restricted Stock Units or the settlement of Restricted Stock Units previously awarded or which may be awarded to the Participant pursuant to an Incentive Compensation Plan, the Long Term Incentive Compensation Plan, the Strategic Incentive Plan, a Long Term Incentive Plan, an Omnibus Securities Plan, or any similar plans, or any administrative procedure adopted pursuant thereto, or (iv) credited resulting from a lump sum distribution from any of the Company’s non-qualified retirement plans and/or plans which provide for a retirement supplement, or (v) resulting from the forfeiture of Restricted Stock, required by Phillips Petroleum Company, of key employees who became employees of GPM Gas Corporation, or (vi) credited as a result of an Employee’s deferral of the receipt of the lump sum cash payment from the Employee’s account in the Defined Contribution Makeup Plan, or (vii) credited as a result of an Employee’s voluntary reduction of Salary, or (viii) credited as a result of an Employee’s deferral of a Performance Based Incentive Award, or (ix) any other amount determined by the Committee to be an Award under the Plan. Sections 2 and 3 of this Plan shall not apply with respect to Awards included under (ii), (v), and (ix) above and a participant receiving such an Award shall be deemed, with respect thereto, to have elected a Section 5(b)(i) payment option — 10 annual installments commencing about one year after retirement at age 55 or above, but subject to revision under the terms of this Plan.

(c)	“Board of Directors” shall mean the board of directors of the Company.

(d)	“Chief Executive Officer” or “CEO” shall mean the Chief Executive Officer of the Company.

(e)	“Committee” shall mean the Compensation Committee of the Board of Directors.

(f)	“Company” shall mean ConocoPhillips.

(g)	“Deferred Compensation Account” shall mean an account established and maintained for each Participant in which is recorded the amounts of Awards deferred by a Participant, the deemed gains, losses and earnings accrued thereon and payments made therefrom all in accordance with the terms of the Plan.

(h)	“Defined Contribution Makeup Plan” shall mean the Defined Contribution Makeup Plan of ConocoPhillips, or any similar plan or successor plans.

(i)	“Disability” shall mean the inability, in the opinion of the Company’s Medical Director, of a Participant, because of an injury or sickness, to work at a reasonable occupation that is available with the Company, a Participating Subsidiary, or another subsidiary of the Company.

(j)	“Employee” shall mean any individual or Rehired Participant who satisfies the conditions of Section 5(j) who is a salaried employee of the Company or of a Participating Subsidiary who is eligible to receive an Award from an Incentive Compensation Plan, has Restricted Stock and/or Restricted Stock Units, and is classified as a ConocoPhillips salary grade 19 or above or any equivalent salary grade at a Participating Subsidiary. Employee shall also include Participants who are employed by a member of the Affiliated Group and former employees of a member of the Affiliated Group who Retire or are Laid Off and are eligible to receive a lump sum distribution from non-qualified retirement plans. Employee shall also include any individual or Rehired Participant who is hired as a salaried employee of ConocoPhillips Services Inc. on or after January 1, 2003 and is classified as a ConocoPhillips salary grade 19 or above or any equivalent salary grade at a Participating Subsidiary. Notwithstanding the foregoing, Employee shall not include anyone who is classified as a Heritage Conoco Employee.

(k)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

(l)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

(m)	“Heritage Conoco Employee” shall mean an individual employed by Conoco Inc., Conoco Pipe Line Company, or Louisiana Gas Systems Inc. prior to January 1, 2003; provided, however, that an individual who has been terminated from employment with a member of the Affiliated Group at any time and rehired by a member of the Affiliated Group after January 1, 2003, shall not be considered a Heritage Conoco Employee for purposes of this Plan.

(n)	“Incentive Compensation Plan” shall mean the ConocoPhillips Variable Cash Incentive Program, the Incentive Compensation Plan of Phillips Petroleum Company, or the Annual Incentive Compensation Plan of Phillips Petroleum Company, the Special Incentive Plan for Former Tosco Executives, or similar plan of a Participating Subsidiary, or any similar or successor plans, or all, as the context may require.

(o)	“Layoff” or “Laid Off” shall mean an applicable termination of employment by reason of layoff under the Phillips Layoff Plan or the Phillips Work Force Stabilization Plan, an applicable Qualifying Event (without there being a Disqualifying Event) under the Conoco Severance Pay Plan, or layoff or redundancy under any other layoff or redundancy plan which the Company, any Participating Subsidiary, or any other member of the Affiliated Group may adopt from time to time. If all or any portion of the benefits under the layoff or redundancy plan are contingent on the employee’s signing a general release of liability, such termination shall not be considered as a Layoff for purposes of this Plan unless the employee executes and does not revoke a general release of liability, acceptable to the Company, under the terms of such layoff or redundancy plan.

(p)	“Long-Term Incentive Compensation Plan” shall mean the Long-Term Incentive Compensation Plan of Phillips Petroleum Company, which was terminated December 31, 1985.

(q)	“Long-Term Incentive Plan” shall mean the ConocoPhillips Performance Share Program, the Phillips Petroleum Company Long-Term Incentive Plan, or a similar or successor plan of either of them, established under an Omnibus Securities Plan.

(r)	“Newhire Employee” shall mean any Employee who is hired or rehired during a calendar year.

(s)	“Omnibus Securities Plan” shall mean the Omnibus Securities Plan of Phillips Petroleum Company, the 2002 Omnibus Securities Plan of Phillips Petroleum Company, the 1998 Stock and Performance Incentive Plan of ConocoPhillips, the 1998 Key Employee Stock Plan of ConocoPhillips, or a similar or successor plan of any of them.

(t)	“Participant” shall mean a person for whom a Deferred Compensation Account is maintained.

(u)	“Participating Subsidiary” shall mean a subsidiary of the Company, of which the Company beneficially owns, directly or indirectly, more than 50% of the aggregate voting power of all outstanding classes and series of stock, where such subsidiary has adopted one or more plans making participants eligible for participation in this Plan and one or more Employees of which are Potential Participants.

(v)	“Plan Administrator” shall mean the Vice President Human Resources of the Company, or his successor.

(w)	“Potential Participant” shall mean a person who has received a notice specified in Section 2 or in Section 5 (h).

(x)	“Rehired Participant” shall mean a Participant who, subsequent to Retirement or Layoff, is rehired by the Company, or any subsidiary of the Company, and whose employment status is classified as regular full-time or its equivalent.

(y)	“Restricted Stock” and “Restricted Stock Units” shall mean respectively shares of Stock and units each of which shall represent a hypothetical share of Stock, which have certain restrictions attached to the ownership thereof or the delivery of shares pursuant thereto.

(z)	“Retirement” or “Retire” or “Retiring” shall mean termination of employment with the Company or any subsidiary of the Company on or after the earliest early retirement date at age 55 or above as defined in the ConocoPhillips Retirement Plan or of the applicable retirement plan of a member of the Affiliated Group.

(aa)	“Retirement Income Plan” shall mean the ConocoPhillips Retirement Plan or a similar retirement plan of the Participating Subsidiary pursuant to the terms of which the Participant retires.

(bb)	“Settlement Date” shall mean the date on which all acts under an Incentive Compensation Plan or the Long-Term Incentive Compensation Plan or actions directed by the Committee, as the case may be, have been taken which are necessary to make an Award payable to the Participant.

(cc)	“Salary” shall mean the monthly equivalent rate of pay for an Employee before adjustments for any before-tax voluntary reductions.

(dd)	“Stock” means shares of common stock of ConocoPhillips, par value $.01.

(ee)	“Strategic Incentive Plan” shall mean the Strategic Incentive Plan portion of the 1986 Stock Plan of Phillips Petroleum Company, of the 1990 Stock Plan of Phillips Petroleum Company, of the Phillips Petroleum Company Omnibus Securities Plan, and of any successor plans of similar nature.

(ff)	“Trustee” shall mean the trustee of the grantor trust established by the Trust Agreement between the Company and Wachovia Bank, N.A. dated as of June 1, 1998, or any successor trustee.

SECTION 2. Notification of Potential Participants.

(a)	Incentive Compensation Plan. Each year, during October, Employees who are eligible to receive an Award in the immediately following calendar year under an Incentive Compensation Plan will be notified and given the opportunity, in a manner prescribed by the Plan Administrator, to indicate a preference concerning deferral of all or part of such Award.

(b)	Restricted Stock and Restricted Stock Units Lapsing. (i) Each year during October, Employees who are or will be 55 years of age or older prior to the end of the calendar year will be notified and given the opportunity, in a manner prescribed by the Plan Administrator to indicate a preference to delay the lapsing of the restrictions on part or all of the shares of Restricted Stock and/or Restricted Stock Units previously awarded or which may be awarded to the Employee under an Incentive Compensation Plan, the Long Term Incentive Compensation Plan, a Long-Term Incentive Plan, or the Strategic Incentive Plan in the event the Compensation Committee takes action in the following calendar year to lapse restrictions on Restricted Stock and/or Restricted Stock Units and/or settle Restricted Stock Units.

(ii) Each year during October, Employees who have been granted a special Restricted Stock Award and/or Restricted Stock Unit Award will be notified and given the opportunity, in a manner prescribed by the Plan Administrator to indicate a preference to delay the lapsing of the restrictions on part or all of the shares of Restricted Stock and/or Restricted Stock Units when the restrictions lapse on the Special Restricted Stock and/or Restricted Stock Units or the Restricted Stock Units are settled based on the terms of the Special Restricted Stock and/or Restricted Stock Unit Awards in the following year.

(iii) Such indication of preference as outlined in (i) above may be made within 60 days of the amendment of this Plan providing for the notice; provided, however, that such indication of preference must be made no later than June 6, 2003 for such Awards that would otherwise be lapsed or settled later in 2003.

(c)	Restricted Stock and Restricted Stock Unit Awards Deferral. (i) Each year, during October, Employees who are or will be 55 years of age or older prior to the end of the calendar year will be notified and given the opportunity, in a manner prescribed by the Plan Administrator, to indicate a preference concerning the deferral of the receipt of the value of all or part of the Stock which would otherwise be delivered to the Employees in the event, during the following calendar year, the Compensation Committee takes action to lapse restrictions on Restricted Stock and/or Restricted Stock Units and/or settle Restricted Stock Units previously awarded or which may be awarded to the Employees under an Incentive Compensation Plan, the Long Term Incentive Compensation Plan, a Long Term Incentive Plan, or the Strategic Incentive Plan.

(ii) Employees who have been granted a special Restricted Stock Award and/or Restricted Stock Units Award may, in the year preceding the year in which the restrictions are scheduled to lapse or the Restricted Stock Units are to be settled, indicate a preference concerning the deferral of the value of all or part of the stock which would otherwise be delivered to the Employees in the next calendar year when the restrictions lapse on the special Restricted Stock and /or Restricted Stock Units or the Restricted Stock Units are settled based on the terms of the special Restricted Stock Awards and/or Restricted Stock Units Awards.

(iii) Employees who are Laid Off during or after the year they reach age 50 may no later than 30 days after being notified of Layoff, in the manner prescribed by the Plan

Administrator, indicate a preference concerning the deferral of the receipt of the value of all or part of the Stock which would be otherwise be delivered to the Employees in the event Restricted Stock Units, which have been granted in exchange for Restricted Stock pursuant to the Exchange offer initiated by the Company on December 17, 2001, are settled.

(iv) Such indication of preference as outlined in (i) above may be made within 60 days of the amendment of this Plan providing for the notice; provided, however, that such indication of preference must be made no later than June 6, 2003 for such Awards that would otherwise be lapsed or settled later in 2003.

(d)	Lump Sum Distribution from Non-Qualified Retirement Plans. With respect to the lump sum distribution permitted from the Company’s non-qualified retirement plans and/or plans which provide for a retirement supplement, Employees may indicate, in a manner prescribed by the Plan Administrator, a preference concerning deferral of all or part of such lump sum distribution.

(e)	Lump Sum from Defined Contribution Makeup Plan. Employees who will receive a lump sum cash payment from their account under the Defined Contribution Makeup Plan, may indicate, in a manner prescribed by the Plan Administrator, a preference concerning deferral of all or part of such payment.

(f)	Salary Reduction. Annually, Employees and Newhire Employees on the U.S. dollar payroll may elect, in a manner prescribed by the Plan Administrator, a voluntary reduction of Salary for each pay period of the following calendar year, or for Newhire Employees the remainder of the calendar year in which they are hired, in which case the Company will credit a like amount as an Award hereunder, provided that the amount of such voluntary reduction shall not be less than 2% nor more than a percentage of the Employee’s Salary per pay period such that the resulting salary that is paid is sufficient to satisfy all benefit plan deductions, tax deductions, elective deductions, and other deductions required to be withheld by the Company.

(g)	Performance Based Incentive Award. Each year, during October, Employees who are eligible to receive a Performance Based Incentive Award in the immediately following calendar year will be notified and given the opportunity, in a manner prescribed by the Plan Administrator, to indicate a preference for the award to be paid as cash, deferred to their KEDCP account or issued as Restricted Stock or a combination of cash, deferred compensation and Restricted Stock.

SECTION 3. Indication of Preference or Election to Defer Award.

(a)	Incentive Compensation Plan. If a Potential Participant prefers to defer under this Plan all or any part of the Award to which a notice received under Section 2(a) pertains, the Potential Participant must indicate such preference, in a manner prescribed by the Plan Administrator, (i) if the Potential Participant is subject to Section 16 of the Exchange Act, to the Committee, or (ii) if the Potential Participant is not subject to Section 16 of the Exchange Act, to the CEO. The Potential Participant’s preference must be received on or before October 31 of the year in which said Section 2(a) notice was received. Such indication must state the portion of the Award the Potential Participant desires to be deferred. If an indication is not received by October 31, the Potential Participant will be deemed to have elected to receive and not to defer any such Incentive Compensation Plan award.

Such indication of preference, if accepted, becomes irrevocable on November 1 of the year in which the indication is submitted to the Committee or CEO, except that, in the event of any of the following:

i)	the Employee is demoted to a job classification/grade that is no longer eligible to receive an Award from an Incentive Compensation Plan,

ii)	the Employee’s employment status is classified to a status other than regular full-time or its equivalent, or

iii)	the Employee is receiving Unavoidable Absence Benefits (UAB) pay such that the pay received is less than his/her pay had been prior to being on UAB,

the Employee can request, subject to approval by the Plan Administrator, that his/her indication of preference to defer, whether approved or not, be revoked for that Incentive Compensation Plan Award.

The Committee or CEO, as applicable, shall consider such indication of preference as submitted and shall decide whether to accept or reject the preference expressed.

(b)	Restricted Stock and Restricted Stock Unit Awards Lapsing.
If a Potential Participant prefers to delay the lapsing of the restrictions on part or all of the shares of Restricted Stock and/or Restricted Stock Units to which a notice received under Section 2(b) pertains, the Potential Participant must indicate such preference in a manner prescribed by the Plan Administrator, (i) if the Potential Participant is subject to Section 16 of the Exchange Act, to the Committee, or (ii) if the Potential Participant is not subject to Section 16 of the Exchange Act, to the CEO. The Potential Participant’s preference must state the percentage of the shares and/or units on which the lapsing is to be delayed. If an indication is not received by October 31, the Potential Participant will be deemed to have elected to have the restrictions lapsed if the Compensation Committee takes action to lapse restrictions or as specified under the terms of the Special Restricted Stock and/or Restricted Stock Unit Awards. If the Potential Participant prefers to delay the lapsing of the restrictions on part or all of the shares of Restricted Stock or Restricted Stock Units awarded under an Incentive Compensation Plan, the Long Term Incentive Compensation Plan, a Long Term Incentive Plan, or Strategic Incentive Plan, those shares and/or units will be subject to another indication of preference in the following year. If the Potential Participant prefers to delay the lapsing of the restrictions on part or all of the shares of Restricted Stock or Restricted Stock Units from Special Stock Awards, those shares and/or units will remain restricted and the Employee will receive a notice to indicate a preference for such shares when the Employee is or will be 55 years of age or older prior to the end of the calendar year as specified in Section 2(b)(i).

(c)	Restricted Stock or Restricted Stock Unit Deferral. If a Potential Participant prefers to defer under this Plan the value of all or any part of the Restricted Stock or Restricted Stock Units to which a notice received under Section 2(c) pertains, the Potential Participant must indicate such preference, in a manner prescribed by the Plan Administrator, (i) if the Potential Participant is subject to Section 16 of the Exchange Act, to the Committee, or (ii) if the Potential Participant is not subject to Section 16 of the Exchange Act, to the CEO. The Potential Participant’s preference must be received on or before October 31 of the year in which said Section 2(c) notice was received. Such indication must state the portion of the value of the Restricted Stock or Restricted Stock Units the Potential Participant desires to be deferred. If an indication is not received by October 31, the Potential Participant will be deemed to have elected to receive any shares or units for which the restrictions are lapsed. Such indication of preference becomes irrevocable on November 1 of the year in which the indication is submitted to the Committee or CEO. The Committee or CEO, as applicable, shall consider such indication of preference as submitted and shall decide whether to accept or reject the preference expressed. A deferral of the value of the Restricted Stock or Restricted Stock Units will be paid under the terms of Section 5(b)(i) hereof — 10 annual installments commencing about one year after Retirement at age 55 or above, but subject to revision under the terms of this Plan. Such approved indication of preference shall also apply to any Restricted Stock Units granted in exchange for shares of Restricted Stock pursuant to the Exchange offer initiated by the Company on December 17, 2001.

(d)	Lump Sum Distribution from Non-Qualified Retirement Plans. If a Potential Participant prefers to defer under this Plan all or part of the lump sum distribution to which Section 2(d) pertains, the Potential Participant must indicate such preference, in a manner prescribed by the Plan Administrator, (i) if the Potential Participant is subject to Section 16 of the Exchange Act, to the Committee or (ii) if the Potential Participant is not subject to Section 16 of the Exchange Act, to the CEO. The Potential Participant’s preference must be received in the period beginning 90 days prior to and ending no less than 30 days prior to the date of commencement of retirement benefits under such plans. Such indication must state the portion of the lump sum distribution the Potential Participant desires to be deferred. The Committee or CEO, as applicable, shall consider such indication of preference as submitted and shall decide whether to accept or reject the preference expressed as soon as practicable. Such indication of preference, if accepted, becomes irrevocable on the date of such acceptance.

(e)	Lump Sum from Defined Contribution Makeup Plan. If a Potential Participant prefers to defer under this Plan all or part of the lump sum cash payment to which Section 2(e) pertains, the Potential Participant must indicate such preference, in a manner prescribed by the Plan Administrator, (i) if the Potential Participant is subject to Section 16 of the Exchange Act, to the Committee or (ii) if the Potential Participant is not subject to Section 16 of the Exchange Act, to the CEO. The Potential Participant’s preference must be received in the period beginning 365 days prior to and ending no less than 90 days prior to the Participant’s retirement date at age 55 or above except that if a Potential Participant is notified of layoff during or after the year in which the Potential Participant reaches age 50, the Potential Participant’s preference must be received no later than 30 days after being notified of layoff. Such indication must state the portion of the lump sum payment the Potential Participant desires to be deferred. The Committee or CEO, as applicable, shall consider such indication of preference as submitted and shall decide whether to accept or reject the preference expressed as soon as practicable. Such indication of preference, if accepted, becomes irrevocable on the date of such acceptance. A deferral of the lump sum from the Defined Contribution Makeup Plan will be paid under the terms of Section 5(b)(i) hereof — 10 annual installments commencing about one year after retirement at age 55 or above, but subject to revision under the terms of the Plan.

(f)	Salary Reduction. If a Potential Participant elects to voluntarily reduce Salary and receive an Award hereunder in lieu thereof, the Potential Participant must make an election, in the manner prescribed by the Plan Administrator, which must be received on or before October 31 prior to the beginning of the calendar year of the elected deferral or for Newhire Employees as soon as practicable within a 30-day period after their first day of employment or reemployment. Such election must be in writing signed by the Potential Participant, and must state the amount of the salary reduction the Potential Participant elects. Such election becomes irrevocable on October 31 prior to the beginning of the calendar year or for Newhire Employees after the 30-day period after their first day of employment or reemployment, except that in the event of any of the following:

i)	the Employee is demoted to a job classification/grade that is no longer eligible to receive an Award from an Incentive Compensation Plan,

ii)	the Employee’s employment status is classified to a status other than regular full-time or its equivalent, or

iii)	the Employee is receiving Unavoidable Absence Benefits (UAB) pay such that the pay received is less than his/her pay had been prior to being on UAB,

the Employee can request, subject to approval by the Plan Benefits Administrator, that his/her election to voluntarily reduce his/her salary be revoked for the remainder of the calendar year.

An Award in lieu of voluntarily reduced salary will be paid under the terms of Section 5(b)(i) hereof — 10 annual installments commencing about one year after retirement at age 55 or above, but subject to revision under the terms of the Plan.

(g)	Performance Based Incentive Award. The Potential Participant who is eligible to receive a Performance Based Incentive Award in the immediately following calendar year, must indicate a preference, in a manner prescribed by the Plan Administrator, (i) if the Potential Participant is subject to Section 16 of the Exchange Act, to the Committee, or (ii) if the Potential Participant is not subject to Section 16 of the Exchange Act, to the CEO. The Potential Participant’s preference must be received on or before October 31 of the year in which said Section 2(g) notice was received. Such indication must state the portion of the award the Potential Participant desires to be in cash, the portion to be deferred and the portion to be in Restricted Stock. If an indication is not received by October 31 the Potential Participant will be deemed to have elected to receive the award as cash. Such indication of preference becomes irrevocable on November 1 of the year in which the indication is submitted to the Committee or CEO. The Committee or CEO, as applicable, shall consider such indication of preference as submitted and shall decide whether to accept or reject the preference expressed.

SECTION 4. Deferred Compensation Accounts.

(a)	Credit for Deferral. Amounts deferred pursuant to Section 3(a) and Section 5(h)(1) will be credited to the Participant’s Deferred Compensation Account as soon as practicable, but not less than 30 days after the Settlement Date of the Incentive Compensation Plan. Amounts deferred pursuant to Section 3(c) and Section 5(h)(2) will be credited, as applicable, as soon as practicable, but not later than 30 days after the date as of which the restrictions lapse at the market value of the underlying Restricted Stock or the shares represented by the Restricted Stock Units awarded under an Incentive Compensation Plan, the Long Term Incentive Compensation Plan, a Long Term Incentive Plan or a Strategic Incentive Plan Performance Period which began prior to January 1, 2003. For this purpose, the market value of the underlying Restricted Stock or the shares represented by the Restricted Stock Units, as applicable, shall be based on the higher of (i) the average of the high and low selling prices of the Stock on the date the restrictions lapse or the last trading day before the day the restrictions lapse if such date is not a trading day or (ii) the average of the high three monthly Fair Market Values of the Stock during the twelve calendar months preceding the month in which the restrictions lapse. The monthly Fair Market Value of the Stock is the average of the daily Fair Market Value of the Stock for each trading day of the month.

The market value of the underlying Restricted Stock or the shares represented by the Restricted Stock Units awarded under a Long Term Incentive Plan Performance Period or an Incentive Compensation Plan that began on or after January 1, 2003 and for the Special Stock Awards issued on October 22, 2002 shall be the monthly average Fair Market Value of the Stock during the calendar month preceding the month in which the restrictions lapse or shares are to be delivered as applicable. The monthly average Fair Market Value of the Stock is the average of the daily Fair Market Value of the Stock for each trading day of the month.

The daily Fair Market Value of the Stock shall be deemed equal to the average of the high and low selling prices of the Stock on the New York Stock Exchange.

Amounts deferred pursuant to Section 3(e) and 3(f) and Section 5(h)(3) will be credited to the Participant’s Deferred Compensation Account as soon as practicable, but not later than 30 days after the cash payment would have been made had it not been deferred. Amounts deferred pursuant to other provisions of this Plan shall be credited as soon as practicable but not later than 30 days after the date the Award would otherwise be payable.

(b)	Designation of Investments. The amount in each Participant’s Deferred Compensation Account shall be deemed to have been invested and reinvested from time to time, in such “eligible securities” as the Participant shall designate. Prior to or in the absence of a Participant’s designation, the Company shall designate an “eligible security” in which the Participant’s Deferred Compensation Account shall be deemed to have been invested until designation instructions are received from the Participant. Eligible securities are those securities designated by the Chief Financial Officer of the Company, or his successor. The Chief Financial Officer of the Company may include as eligible securities, stocks listed on a national securities exchange, and bonds, notes, debentures, corporate or governmental, either listed on a national securities exchange or for which price quotations are published in The Wall Street Journal and shares issued by investment companies commonly known as “mutual funds”. The Participant’s Deferred Compensation Account will be adjusted to reflect the deemed gains, losses, and earnings as though the amount deferred was actually invested and reinvested in the eligible securities for the Participant’s Deferred Compensation Account.

Notwithstanding anything to the contrary in this section 4(b), in the event the Company (or any trust maintained for this purpose) actually purchases or sells such securities in the quantities and at the times the securities are deemed to be purchased or sold for a Participant’s Deferred Compensation Account, the Account shall be adjusted accordingly to reflect the price actually paid or received by the Company for such securities after adjustment for all transaction expenses incurred (including without limitation brokerage fees and stock transfer taxes).

In the case of any deemed purchase not actually made by the Company, the Deferred Compensation Account shall be charged with a dollar amount equal to the quantity and kind of securities deemed to have been purchased multiplied by the fair market value of such security on the date of reference and shall be credited with the quantity and kind of securities so deemed to have been purchased. In the case of any deemed sale not actually made by the Company, the account shall be charged with the quantity and kind of securities deemed to have been sold, and shall be credited with a dollar amount equal to the quantity and kind of securities deemed to have been sold multiplied by the fair market value of such security on the date of reference. As used in this paragraph “fair market value” means in the case of a listed security the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices to the nearest preceding day for which such prices are available.

The Chief Financial Officer of the Company may also designate a third party to provide services that may include record keeping, Participant accounting, Participant communication, payment of installments to the Participant, tax reporting, and any other services specified by the Company in agreement with such third party.

(c)	Payments. A Participant’s Deferred Compensation Account shall be debited with respect to payments made from the account pursuant to this Plan as of the date such payments are made from the account. The payment shall be made as soon as practicable, but no later than 30 days, after the installment payment date.

If any person to whom a payment is due hereunder is under legal disability as determined in the sole discretion of the Plan Administrator, the Plan Administrator shall have the power to cause the payment due such person to be made to such person’s guardian or other legal representative for the person’s benefit, and such payment shall constitute a full release and discharge of the Company, the Plan Administrator, and any fiduciary of the Plan.

(d)	Statements. At least one time per year the Company or the Company’s designee will furnish each Participant a written statement setting forth the current balance in the Participant’s Deferred Compensation Account, the amounts credited or debited to such account since the last statement and the payment schedule of deferred Awards and deemed gains, losses, and earnings accrued thereon as provided by the deferred payment option selected by the Participant.

SECTION 5. Payments from Deferred Compensation Accounts.

(a)	Election of Method of Payment for an Incentive Compensation Plan Award. At the time a Potential Participant submits an indication of preference to defer all or any part of an Award under an Incentive Compensation Plan as provided in Section 3(a) above, the Potential Participant shall also elect in a manner prescribed by the Plan Administrator, which of the payment options, provided for in Paragraph (b) of this Section, shall apply to the deferred portion of said Award adjusted for any deemed gains, losses and earnings accrued thereon credited to the (b) Participant’s Deferred Compensation Account under this Plan. Subject to Paragraphs (e), (g), and (h) of this Section, if the Committee or CEO, as appropriate, accepts the

Potential Participant’s indication of preference, the election of the method of payment of the amount deferred shall become irrevocable.

(b)	Payment Options. A Potential Participant may elect to have the deferred portion of an Incentive Compensation Plan Award adjusted for any deemed gains, losses, and earnings accrued thereon paid:

(i)	(Post-Retirement) in 10 annual installments, the payment of the first of such installments to commence on the first day of the first calendar quarter which is on or after the first anniversary of the Potential Participant’s first day of Retirement at age 55 or above, or

(ii)	(Pre-Retirement) in annual installments of not less than 5 nor more than 10, in semi-annual installments of not less than 10 nor more than 20, or in quarterly installments of not less than 20 nor more than 40. The first of such installments to commence, as soon as practicable after any date specified by the Potential Participant, so long as such date is the first day of a calendar quarter, is on or after the Settlement Date, is at least one year from the date the payout option was elected, and is prior to the date the Potential Participant will attain the Participant’s Normal Retirement Date under the terms of the Retirement Income Plan.

(c)	Election of Method of Payment of the Value of Restricted Stock and Restricted Stock Units. As provided in Section 3(c) above, a deferral of the value of all or part of the Restricted Stock or Restricted Stock Units will be considered payment option (b)(i) of this Section subject to Paragraphs (e) and (g) of this Section.

(d)	Election of Method of Payment of a Lump Sum Distribution from Non-Qualified Retirement Plans. At the time a Potential Participant submits an indication of preference to defer all or part of the lump sum distribution as provided in Section 3(d) above, the Potential Participant shall also elect in a manner prescribed by the Plan

Administrator which payment option shall apply to the deferred lump sum adjusted for any gains, losses and earnings to be accrued thereon credited to the Participant’s Deferred Compensation Account under this Plan. The payment options are annual installments of not less than 1 nor more than 15, semi-annual installments of not less than 2 nor more than 30, or quarterly installments of not less than 4 nor more than 60. The first installment to commence as soon as practicable after any date specified by the Potential Participant, so long as such date is the first day of a calendar quarter and is at least one year and not later than five years from the date the payout option was elected. Subject to Paragraph (g) of this Section, if the Committee or CEO, as appropriate, accepts the Potential Participant’s indication of preference, the election of the method of payment of the amount deferred shall become irrevocable.

(e)	Payment Option Revisions. If a Section 5(b)(i) payment option applies to any part of the balance of a Participant’s Deferred Compensation Account, the Participant may revise such payment option as follows:

(i)	Prior to Retirement. The Participant at any time during a period beginning 365 days prior to and ending 90 days prior to the date the Participant Retires at age 55 or above may, with respect to the total of all amounts subject to such payment option at the time of the Participant’s retirement at age 55 or above, in the manner prescribed by the Plan Administrator, revise such payment option and elect one of the payment options specified in (e)(iv) of this Section to apply to such total amount in place of such payment option.

(ii)	Upon Layoff. If a Participant who is eligible to Retire or who is Laid Off during or after the year in which the Participant reaches age 50 is notified of Layoff, the Participant may, no later than 30 days after being notified of Layoff, in the manner prescribed by the Plan Administrator, revise such payment option and elect one of the payment options specified in (e)(iv) of this Section to apply to such total amount in place of such payment option.

(iii)	If Disabled. The Participant may at any time during a period from the date of the beginning of the qualifying period for the Company’s Long Term Disability Plan or similar plan to no later than 90 days prior to the end of such period, or within 30 days of the amendment of this Plan providing for such election, in the manner prescribed by the Plan Administrator, revise such payment option and elect one of the payment options specified in (e)(iv) of this Section to apply to the total of all amounts subject to such payment option; provided, however, that after the payments have begun, such payments may be made in a different manner if, the Participant due to an unanticipated emergency caused by an event beyond the control of the Participant results in financial hardship to the Participant, so request and the CEO gives written consent to the method of payment requested.

(iv)	Payment Options After Revision. If a Participant revises a Section 5(b)(i) payment option as specified in (e)(i), (e)(ii) or (e)(iii) of this Section, the Participant may select payments in annual installments of not less than 1 nor more than 15, in semi-annual installments of not less than 2 nor more than 30, or in quarterly installments of not less than 4 nor more than 60 with the first installment to commence, as soon as practicable following any date specified by the Participant so long as such date is the first day of a calendar quarter, is on or after the Participant’s first day of Retirement at age 55 or above or the first day the Participant is no longer an Employee following Layoff, is at least one year and no more than five years from the date the payment option was revised.

(f)	Installment Amount. The amount of each installment shall be determined by dividing the balance in the Participant’s Deferred Compensation Account as of the date the installment is to be paid, by the number of installments remaining to be paid (inclusive of the current installment).

(g)	Death of Participant. Upon the death of a Participant, the Participant’s beneficiary or beneficiaries designated in accordance with Section 6, or in the absence of an effective beneficiary designation, the surviving spouse, surviving children (natural or adopted) in equal shares, or the Estate of the deceased Participant, in that order of priority, shall receive payments in accordance with the payment option selected by the Participant, if death occurred after such payments had commenced; or if death occurred before payments have commenced, the beneficiary may select payments in annual installments of not less than 1 nor more than 15, in semi-annual installments of not less than 2 nor more than 30, or in quarterly installments of not less than 4 nor more than 60 with the first installment to commence, as soon as practicable following any date specified by the beneficiary so long as such date is the first day of a calendar quarter and is at least one year and no more than five years from the date the payment option is selected and is not later than the date the deceased Participant would have been age 65; provided, however, such payments may be made in a different manner if the beneficiary or beneficiaries entitled to receive or receiving such payments, due to an unanticipated emergency caused by an event beyond the control of the beneficiary or beneficiaries that results in financial hardship to the beneficiary or beneficiaries, so requests and the CEO gives written consent to the method of payment requested.

(h)	Disability of Participant. In the event a Participant or Employee becomes disabled, the individual may, in the period from the date of the beginning of the qualifying period for the Company’s Long Term Disability Plan to no later than 90 days prior to the end of such period, or within 30 days of the amendment of this Plan providing for such election, indicate a preference, in a manner prescribed by the Plan Administrator, for any of the following:

1)	to defer part or all of any Incentive Compensation Plan Award the Employee is eligible to receive in the immediately following calendar year,

2)	to defer part or all of the value of the Stock which would otherwise be delivered to the Employee when the restrictions lapse on any Restricted Stock or Restricted Stock Units or Restricted Stock Units are settled,

3)	to defer part or all of the value from their account under the Defined Contribution Makeup Plan which would otherwise be paid as a lump sum to the Participant.

Such indications of preference shall be subject to approval by the Committee if the Potential Participant is subject to Section 16 of the Exchange Act or by the CEO if the Potential Participant is not subject to Section 16 of the Exchange Act. The Committee or CEO, as applicable, shall consider such indication or preference as submitted and shall decide whether to accept or reject the preference expressed.

Such indications of preference, if accepted, become irrevocable on the date of such acceptance. A deferral of any amount will be paid under the terms of Section 5(b)(i) hereof — ten (10) annual installments, but subject to revision as specified under the terms of this Plan.

(i)	Termination of Employment.
In the event a Participant’s employment with the Company, any Participating Subsidiary, or any other subsidiary of the Company terminates for any reason other than death, Retirement at age 55 or above, Disability, or Layoff during or after the year in which the Participant reaches age 50, the entire balance of the Participant’s Deferred Compensation Account shall be paid to the Participant in one lump sum as soon as practicable after the date the Participant terminates employment, except that a Participant who becomes employed by a member of the Affiliated Group immediately after terminating employment with the Company or Participating Subsidiary shall not receive their benefit under the Plan until the Participant terminates employment from the Affiliated Group; provided, however, the Committee, in its sole discretion, may elect to make such payments in the amounts and on such schedule as it may determine.

(j)	Rehire of Participant.
In the event a Participant is a Rehired Participant, he/she will be eligible to receive notifications as specified in Section 2 and will be eligible to submit an Indication of Preference or Election to Defer as specified in Section 3, if the Participant agrees to the suspension of payments from his/her Deferred Compensation Account during the period of reemployment by the Company. Upon termination of reemployment, such payments shall resume on the same schedule as was in effect at the time the Participant previously Retired or was Laid Off.

SECTION 6. Special Provisions for Former ARCO Alaska Employees.

Notwithstanding any provisions to the contrary, in order to comply with the terms of the Master Purchase and Sale Agreement (“Sale Agreement”) by which the Company acquired certain Alaskan assets of Atlantic Richfield Company (“ARCO”), a Participant who was eligible to participate in the ARCO employee benefit plans immediately prior to becoming an Employee and who was not employed by ARCO Marine, Inc. (a “former ARCO Alaska employee”) may, in a manner prescribed by the Plan Administrator, indicate a preference or make an election to:

a)	voluntarily reduce salary and receive an Award in the amount of the reduction credited to, at the Employee’s election, (i) an account under this Plan, or (ii) for so long as the ARCO Executive Deferral Plan will accept such deferrals of salary, but not beyond December 31, 2001, an account under the ARCO Executive Deferral Plan.

b)	defer any Award payable to a former ARCO employee who is involuntarily terminated prior to April 18, 2002 in lieu of a target ARCO Annual Incentive Plan (AIP) award, and at the Employee’s election credit the Award to (i) an account under this Plan, or (ii) to the ARCO Executive Deferral Plan.

c)	defer the Final ARCO Supplemental Executive Retirement Plan (SERP) benefit that will be calculated as of the earlier of April 17, 2002 or the date the former ARCO employee voluntarily or involuntarily terminates employment from the Company or any Participating Subsidiary to the ARCO Executive Deferral Plan.

d)	defer the value of the restricted stock granted on July 31, 2000 to an account under this Plan when the restrictions lapse on July 31, 2001, July 31, 2002 and July 31, 2002. Such indications of preference shall be made in July of the year preceding the calendar year when the restrictions are scheduled to lapse or as soon as practicable after July 31, 2000 for the restrictions on the shares that are to be lapsed on July 31, 2001.

e)	all indications of preference in Section 6(a), (b) and (c) are subject to approval by the Compensation Committee if the Employee is subject to Section 16 of the Exchange Act and by the CEO if the Employee is not subject to Section 16 of the Exchange Act.

f)	for a former ARCO Alaska employee who was classified as a grade 7 or 8 under ARCO’s job classification system and was eligible under ARCO’s Executive Deferral Plan to voluntarily reduce salary and defer the amount of the voluntary salary reduction and who was classified as a grade 31 or below at that time under Phillips Petroleum Company’s job classification system, make an annual election to voluntarily reduce salary and defer the amount of the voluntary salary reduction for salary received from July 31, 2000 through December 31, 2000 and for the five years from 2001 through 2005 and receive a salary deferral credit under this Plan.

SECTION 7. Designation of Beneficiary.

Each Participant shall designate a beneficiary or beneficiaries to receive the entire balance of the Participant’s Deferred Compensation Account by giving signed written notice of such designation to the Plan Administrator. The Participant may from time to time change or cancel any previous beneficiary designation in the same manner. The last beneficiary designation received by the Plan Administrator shall be controlling over any prior designation and over any testamentary or other disposition. After acceptance by the Plan Administrator of such written designation, it shall take effect as of the date on which it was signed by the Participant, whether the Participant is living at the time of such receipt, but without prejudice to the Company or the CEO on account of any payment made under this Plan before receipt of such designation.

SECTION 8. Nonassignability.

The right of a Participant, or beneficiary, or other person who becomes entitled to receive payments under this Plan, shall not be assignable or subject to garnishment, attachment or any other legal process by the creditors of, or other claimants against, the Participant, beneficiary, or other such person.

SECTION 9. Administration.

(a)	The Plan Administrator may adopt such rules, regulations, and forms as deemed desirable for administration of the Plan and shall have the discretionary authority to allocate responsibilities under the Plan to such other persons as may be designated.

(b)	Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant or denial. In the event that a claim is denied in whole or in part by the Plan Administrator, the claimant, within ninety days of receipt of said claim by the Plan Administrator, shall receive written notice of denial. Such notice shall contain:

(1)	a statement of the specific reason or reasons for the denial;

(2)	specific references to the pertinent provisions hereunder on which such denial is based;

(3)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(4)	an explanation of the following claims review procedure set forth in paragraph (c) below.

(c)	Any claimant who feels that a claim has been improperly denied in whole or in part by the Plan Administrator may request a review of the denial by making written application to the Trustee. The claimant shall have the right to review all pertinent documents relating to said claim and to submit issues and comments in writing to the Trustee. Any person filing an appeal from the denial of a claim must do so in writing within sixty days after receipt of written notice of denial. The Trustee shall render a decision regarding the claim within sixty days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable time, but not later than 120 days after receipt of the request for review. The decision of the Trustee shall be in writing and, in the case of the denial of a claim in whole or in part, shall set forth the same information as is required in an initial notice of denial by the Plan Administrator, other than an explanation of this claims review procedure. The Trustee shall have absolute discretion in carrying out its responsibilities to make its decision of an appeal, including the authority to interpret and construe the terms hereunder, and all interpretations, findings of fact, and the decision of the Trustee regarding the appeal shall be final, conclusive and binding on all parties.

(d)	Compliance with the procedures described in paragraphs (b) and (c) shall be a condition precedent to the filing of any action to obtain any benefit or enforce any right which any individual may claim hereunder. Notwithstanding anything to the contrary in the Plan, these paragraphs (b), (c) and (d) may not be amended without the written consent of a seventy-five percent (75%) majority of Participants and Beneficiaries and such paragraphs shall survive the termination of this Plan until all benefits accrued hereunder have been paid.

SECTION 10. Employment not Affected by Plan.

Participation or nonparticipation in this Plan shall neither adversely affect any person’s employment status, or confer any special rights on any person other than those expressly stated in the Plan. Participation in the Plan by an Employee of the Company or of a Participating Subsidiary shall not affect the Company’s or the Participating Subsidiary’s right to terminate the Employee’s employment or to change the Employee’s compensation or position.

SECTION 11. Determination of Recipients of Awards.

The determination of those persons who are entitled to Awards under an Incentive Compensation Plan and any other such plans shall be governed solely by the terms and provisions of the applicable plan, and the selection of an Employee as a Potential Participant or the acceptance of an indication of preference to defer an Award hereunder shall not in any way entitle such Potential Participant to an Award.

SECTION 12. Method of Providing Payments.

(a)	Nonsegregation. Amounts deferred pursuant to this Plan and the crediting of amounts to a Participant’s Deferred Compensation Account shall represent the Company’s unfunded and unsecured promise to pay compensation in the future. With respect to said amounts, the relationship of the Company and a Participant shall be that of debtor and general unsecured creditor. While the Company may make investments for the purpose of measuring and meeting its obligations under this Plan such investments shall remain the sole property of the Company subject to claims of its creditors generally, and shall not be deemed to form or be included in any part of the Deferred Compensation Account.

(b)	Funding. It is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA; provided, however, that the

Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes and for purposes of Title I of ERISA.

SECTION 13. Amendment or Termination of Plan.

Subject to Paragraph 9(d), the Company reserves the right to amend this Plan from time to time or to terminate the Plan entirely, provided, however, that no amendment may affect the balance in a Participant’s account on the effective date of the amendment. No Participant shall participate in a decision to amend or terminate this Plan. In the event of termination of the Plan, the Chief Executive Officer, in his sole discretion, may elect to pay to the Participant in one lump sum as soon as practicable after termination of the Plan, the balance then in the Participant’s account.

SECTION 14. Miscellaneous Provisions.

(a)	Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

(b)	This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States.

SECTION 15. Effective Date of the Plan.

This Plan is amended and restated effective as of April 1, 2003.